EXHIBIT 10.34(a)

Amendment to Employment Agreement

This Amendment to Employment Agreement (this " Amendment") is made this December 4, 2013 between Elemis Limited, a company formed under the laws of England and Wales (the "Company") and Sean Harrington ("Employee").

WHEREAS, the Company and Employee entered into an employment agreement dated August 30, 2011 (the "Agreement") and the Company and Employee wish to amend the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

    Amendment to Section 5(e) of the Agreement. The first two paragraphs of Section 5(e) of the Agreement are hereby deleted in their entirely and replaced with the following:

    (e) Termination Following a Change in Control. Notwithstanding Sections 5(a), (b) and (d) above, in the event Employee's employment is terminated by him for Good Reason, by the Company without Cause or due to death or Disability within twenty four (24) months immediately following a Change in Control, this Section 5(e) shall apply and Sections 5(a), (b) and (d) above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 5(e) is in lieu of, and not in addition to, any payments pursuant to Sections 5(a), (b) and (d) above.

    For purposes of this Agreement, a "Change in Control" shall be deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of SLL representing thirty-five percent (35%) of the voting power of SLL or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment, (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of SLL) acquires forty percent (40%) or more of the gross fair market value of the assets of SLL over a 12-week period or (iii) an individual or entity (other than an Affiliate of the Company) acquires more than fifty percent (50%) of the voting power of the Company. The interpretation of the meanings of the terms in the preceding sentence shall be made in accordance with the meanings ascribed to those terms under Section 409A of the US Internal Revenue Code of 1986, as amended (the "Code"), except that the words "person," "persons" or "group" in the immediately preceding sentence shall be interpreted in accordance with the meanings ascribed to those words under Section 280G of the Code and the regulations thereunder.

    Effective Date. The effective date of this Amendment shall be this date of the Amendment.

    Defined Terms. Capitalized terms used in this Amendment, but not defined, shall have the same meaning as in the Agreement.

    No Other Amendment. Except as set forth in this Amendment, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

ELEMIS LIMITED

/s/ Sean Harrington

Name: Sean Harrington

/s/ Leonard Fluxman

Name: Leonard Fluxman

Title: Director